UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             SalesLogix Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    79466P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ] Rule 13d-1(b)
               [ ] Rule 13d-1(c)
               [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 28 Pages

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 2 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Ventures II Limited Partnership
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          315,863
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         315,863
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         315,863
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 3 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Ventures II Offshore C.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          498,216
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         498,216
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         498,216
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 4 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Venture Partners II L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       814,079
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          814,079
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         814,079
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 5 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       498,216
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          498,216
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         498,216
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 6 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Equity L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Partnership
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          486,504
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       0
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         486,504
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         486,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 7 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Canaan Equity Partners LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware Limited Liability Company
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       486,504
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          486,504
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         486,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 8 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Harry T. Rein
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          37,770
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,300,583
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         37,770
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,300,583
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,338,353
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 9 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James J. Fitzpatrick
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          1,596
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       814,079
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         1,596
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          814,079
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         815,675
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 10 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen L. Green
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          16,111
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,300,583
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         16,111
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,300,583
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,316,694
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 11 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deepak Kamra
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          35,626
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,300,583
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         35,626
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,300,583
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,336,209
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.2%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 12 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gregory Kopchinsky
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          16,111
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,300,583
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         16,111
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,300,583
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,316,694
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 13 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Guy M. Russo
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       486,504
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          486,504
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         486,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 14 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John V. Balen
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          0
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       486,504
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         0
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          486,504
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         486,504
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.   79466P105                    13G                 PAGE 15 OF 28 PAGES
---------------------                                        -------------------
================================================================================
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Eric A. Young
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) /  /.
                                                            (b) /  /.
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

                                          4,955
           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                       1,300,583
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON
             WITH                         4,955
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER

                                          1,300,583
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,305,538
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       /  /.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
================================================================================
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
           SalesLogix Corporation


ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
           8800 North Gainey Center Drive, Suite 200
           Scottsdale, AZ 85258


ITEM 2(A). NAME OF PERSON FILING
           This statement is filed by Canaan Ventures II Limited Partnership, a Delaware limited partnership, ("Canaan Ventures II"), Canaan Ventures II Offshore C.V., a Netherlands Antilles limited partnership, ("Canaan Ventures II Offshore"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners II L.P., a Delaware limited partnership, ("Canaan Partners"), Canaan Equity L.P., a Delaware limited partnership, Canaan Equity Partners LLC, a Delaware limited liability company, and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Guy M. Russo, John V. Balen, and Eric A. Young (collectively, the "Partners"). Canaan Partners (which serves as the sole general partner of Canaan Ventures II and one of the two general partners of Canaan Ventures II Offshore), Canaan Corporation (which serves as the other general partner of Canaan Ventures II Offshore), Canaan Equity Partners LLC (which serves as sole general partner of Canaan Equity L.P.), Messrs. Rein, Fitzpatrick, Green, Kopchinsky, Young and Kamra (who serve as general partners of Canaan Partners), and Messrs. Rein, Russo, Green, Kopchinsky, Young, Kamra and Balen (who serve as managers of Canaan Equity Partners LLC) are collectively referred to as the "Reporting Persons" in this Schedule 13G.


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
           Except in the case of Canaan Ventures II Offshore, Canaan Corporation, John Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Ventures II Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of John Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.


ITEM 2(C). CITIZENSHIP
           Each Canaan Ventures II, Canaan Partners and Canaan Equity L.P., is a limited partnership organized under the laws of Delaware. Canaan Ventures II Offshore is a limited partnership and Canaan Cororation is a corporation, each organized under the laws of the Netherlands Antilles. Canaan Equity Partners LLC is a limited liability company organized under the laws of Delaware. Each of the Partners are citizens of the United States.


                               Page 16 of 28 pages

ITEM 2(D). TITLE OF CLASS OF SECURITIES
           This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of SalesLogix Corporation ("the Company").


ITEM 2(E). CUSIP NUMBER
           CUSIP number 79466P105.


ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
           None.


ITEM 4.    OWNERSHIP
(a) Canaan Ventures II owns 315,863 shares of Common Stock, Canaan Ventures II Offshore owns 498,216 shares of Common Stock, and Canaan Equity L.P. owns 486,504 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Rein owns 37,770 shares of Common Stock. Mr. Fitzpatrick owns 1,596 shares of Common Stock. Messrs. Green and Kopchinsky each own 16,111 shares of Common Stock. Mr. Kamra owns 35,626 shares of Common Stock and options to purchase 12,500 shares of Common Stock at $9.00 per share as an individual. Mr. Young owns 4,955 shares of Common Stock.

(b) Canaan Partners, by virtue of its status as a general partner of Canaan Ventures II and Canaan Ventures II Offshore, may be deemed to be the beneficial owner of 814,079 shares representing beneficial ownership of less than 5%. Canaan Corporation, by virtue of its status as general partner of Canaan Ventures II Offshore, may be deemed to be the beneficial owner of 498,216 shares, representing beneficial ownership of less than 5%. Canaan Equity Partners LLC, by virtue of its status as the sole general partner of Canaan Equity L.P., may be deemed to be the beneficial owner of 486,504 shares, representing beneficial ownership of less than 5%. By virtue of their status as general partners of Canaan Partners and managers of Canaan Equity Partners LLC, Messrs. Rein, Green, Kamra, Kopchinsky and Young each may be deemed to be the beneficial owners of 1,300,583 shares representing in the case of each Partner and Manager, beneficial ownership of 7%, and Mr. Fitzpatrick may be deemed to be the beneficial owner of 814,079 shares representing in the case of being a general partner of Canaan Partners less than 5% beneficial ownership. And by virtue of their status as managers of Canaan Equity Partners LLC, Messrs Russo and Balen may each be deemed to be beneficial owners of 486,504 shares representing in the case of each Manager, beneficial ownership of less than 5%. In addition, Mr. Kamra owns options to purchase Common Stock as outlined in (a) above, as an individual, which does not increase his percentage ownership. The foregoing percentages are based on the 18,602,883 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1999.


                               Page 17 of 28 pages

                                                           NUMBER OF SHARES
                                 --------------------------------------------------------------------
(c)  Reporting Person               (i)                (ii)              (iii)                (iv)
-------------------------        ---------         -----------        -----------         -----------
Canaan Ventures II                 315,863                   0            315,863                   0
Canaan Ventures II Offshore        498,216                   0            498,216                   0
Canaan Partners                          0             814,079                  0             814,079
Canaan Equity L.P.                 486,504                   0            486,504                   0
Canaan Equity Partners LLC               0             486,504                  0             486,504
Canaan Corporation                       0             498,216                  0             498,216
Harry T. Rein                       37,770           1,300,583             37,770           1,300,770
James J. Fitzpatrick                 1,596             814,079              1,596             814,079
Stephen L. Green                    16,111           1,300,583             16,111           1,300,583
Deepak Kamra                        35,626           1,300,583             35,626           1,300,583
Gregory Kopchinsky                  16,111           1,300,583             16,111           1,300,583
Guy M. Russo                             0             486,504                  0             486,504
John V. Balen                            0             486,504                  0             486,504
Eric A. Young                        4,955           1,300,583              4,955           1,300,583


(i)        Sole power to vote or direct the vote
(ii)       Shared power to vote or to direct the vote
(iii)      Sole power to dispose or to direct the disposition of
(iv)       Shared power to dispose or to direct the disposition of


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not applicable.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.


ITEM 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).





DATE:      February 14, 2000

                               Page 18 of 28 pages

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Ventures II Limited Partnership
By:     Canaan Venture Partners II L. P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner


Canaan Ventures II Offshore C. V.
By:     Canaan Offshore Management, N.V.
        Its General Partner
By:     Canaan Venture Partners II L.P.
        Its General Partner

By:                   *
        -----------------------------
        General Partner


Canaan Venture Partners II L.P.

By:                   *
        -----------------------------
        General Partner


Canaan Offshore Management, N.V.

By:                   *
        -----------------------------
        Director


Canaan Equity L.P.

By:     Canaan Equity Partners LLC
        Its General Partner

By:                   *
        -----------------------------
        Manager


Canaan Equity Partners LLC

By:                   *
        -----------------------------
        Manager


                               Page 19 of 28 pages

                  *
-------------------------------------
Harry T. Rein


                  *
-------------------------------------
James J. Fitzpatrick


                  *
-------------------------------------
Stephen L. Green


                  *
-------------------------------------
Deepak Kamra


                  *
-------------------------------------
Gregory Kopchinsky


                  *
-------------------------------------
Guy M. Russo


                  *
-------------------------------------
John V. Balen


                  *
-------------------------------------
Eric A. Young



                                                *By: /s/ Guy M. Russo
                                                     --------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.




                               Page 20 of 28 pages